Exhibit 4.19

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between Pete A. Meyers (“Meyers”) and Motif BioSciences Inc., (the “Company”) (collectively, the “Parties”)

WHEREAS, Meyers was employed by the Company pursuant to an Employment Agreement, dated May 1, 2016 (the “Employment Agreement”);

WHEREAS, the Parties wish memorialize the terms and conditions of the termination of Meyers’ employment by the Company;

NOW THEREFORE, in consideration of the covenants, promises, and other good and valuable consideration set forth herein, it is agreed by and between the Parties as follows:

1.     Separation of Employment. Meyers agrees that his employment with the Company will terminate effective as of January 13, 2017 (the “Separation Date”). Meyers agrees that from and after the Separation Date, he will no longer be, nor hold himself out as, an employee, officer, representative or agent of the Company. Meyers agrees that, on or before the Separation Date, he will resign from all Board, officer or other positions with the Company and will take all necessary actions to effect such resignation, including signing the necessary resignation letters and other documents. Meyers shall be paid his current annual salary through the Separation Date, less applicable withholdings and authorized deductions. Meyers shall be entitled to reimbursement for reasonable business expenses incurred on or before the Separation Date, provided Meyers submits appropriate supporting receipts and documentation to Graham Lumsden, CEO within ten (10) business days after the Separation Date; reimbursements will be made at such time and in such manner as provided for by the Company’s normal policies and practices governing such payments.

2.     Severance Benefits. Subject to Meyers’ execution and non-revocation of this Agreement, and in consideration of the releases and covenants given by Meyers in this Agreement, the Company shall pay Meyers an amount equal to one hundred fifty thousand dollars ($150,000), less applicable withholdings and authorized deductions (the “Severance Benefits”). For purposes of clarity, the payment provided in this Section 2(a) shall satisfy the Company’s obligations pursuant to Section 3(b) of the Employment Agreement.

3.     Acknowledgments. Meyers acknowledges and agrees that:

a.             The Severance Benefits are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, and any of its affiliates, including but not limited to the Employment Agreement (other than the Consulting Agreement entered into by the parties as of January 16, 2017 (the “Consulting Agreement”)).

b.             The Severance Benefits provide valid and sufficient consideration for Meyers’ undertakings pursuant to this Agreement, are in addition to what Meyers would otherwise be entitled, and would not be made but for Meyers’ execution of this Agreement.

c.             Except as set forth in Section 2 above and other than as provided under the Consulting Agreement and the Stock Option Grant dated April 21, 2016 (as to be amended pursuant to the Consulting Agreement), Meyers is not entitled to and will not at any time seek or receive any further consideration from the Company, including any compensation, bonus, incentive compensation, equity securities or benefits of any kind.

d.             After the Separation Date, Meyers will not be entitled to participate in, or continue to participate in, any benefit programs offered by the Company to its employees. Any accrued or vested amounts or benefits due to Meyers will be treated in accordance with the Company’s benefit plans, programs, or policies, as applicable. Meyers will receive, under separate cover, information concerning his right to continue health insurance benefits (at his own expense after the Separation Date in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

4.     Release and Waiver of Claims.

a.             As a material inducement to the Company to enter into this Agreement, Meyers, for himself and his heirs, successors, and assigns, hereby forever releases and discharges, to the fullest extent permitted by law, the Company, its owners, investors, parents, subsidiaries, affiliated corporations, related entities, divisions, predecessors, successors and assigns, and its and their respective directors, officers, partners, principals, shareholders, attorneys, agents, representatives, employees, insurers, trustees, heirs, executors, and administrators, past and present (collectively, the “Released Parties”) from any and all claims, demands, actions, and causes of action of any kind whatsoever, past or present, known and unknown, whether in law or in equity, which Meyers ever had, now has, or may have against the Released Parties arising at any time up to and including the date of his execution of this Agreement, including but not limited to:

(i)            all claims directly or indirectly relating to or arising out of Meyers’ employment with the Company and the termination of same

(ii)           all claims under any federal, state or local statute or ordinance, including without limitation all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42 of the United States Code, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Code, each as amended, and any other federal, state, or local law, rule, or regulation pertaining to employment;

(iii)          all claims under any express or implied contract or claims under any common law theory, including claims for unjust enrichment, negligence, defamation, failure to hire, wrongful discharge, intentional and unintentional torts, breach of the covenant of good faith and fair dealing, fraud, retaliation, harassment or discrimination; and

(iv)          all claims for compensation or damages of any type whatsoever, including but not limited to, back pay, front pay, wages, economic loss, compensatory damages, emotional distress, pain and suffering, liquidated and punitive damages, attorneys’ fees, expenses and costs.

b.             Notwithstanding the generality of the foregoing, nothing here constitutes a release or waiver by Meyers of: (i) any claim or right based on any facts or set of facts that may arise after the execution of this Agreement; (ii) any claim that may not be waived under law, including claims for unemployment or workers compensation benefits; (iii) the right to provide information to, file a charge with, or participate in an investigation by a governmental agency; and (iv) any claim or right Meyers may have under this Agreement. Provided, however, that Meyers acknowledges and agrees that, if he pursues, or someone pursues on his behalf, a claim that is not waived as set forth in this Section 4(b), Meyers hereby waives and disclaims any right to individual recovery for such claim, including money damages or other relief, except that this limitation on monetary recovery will not apply to claims for unemployment or workers compensation benefits or to administrative proceedings before the U.S. Securities and Exchange Commission. Moreover, nothing in this Agreement limits or waives Meyers’ right, pursuant to the OWBPA, to seek a judicial determination of the validity of this Agreement’s waiver of claims under the ADEA.

5.     Covenant Not to Sue. Meyers represents that he has not, prior to signing this Agreement, filed any suit, proceeding, complaint, charge, grievance, arbitration, or claim against the Company or any of the Released Parties in any forum. Meyers further represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter released in this Agreement. Meyers further agrees that, to the fullest extent permitted by law, he will not institute nor consent to allow any other person or entity to institute on his behalf against the Company or any of the Released Parties any claim, lawsuit, or proceeding with any forum in any way relating to or arising out of any claim or other matter released in this Agreement. In the event any action or claim is brought in violation of this section, Meyers understands that the General Release and Waiver set forth in Section 4 will completely bar any recovery or relief obtained on his behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that he has released in this Agreement.

6.     Return of Property. Within five (5) business days following the Separation Date, Meyers shall return to the Company all Company Property, whether tangible or intangible, whether created by Meyers or not, that is in his custody, possession or control. “Company Property” includes, but is not limited to, any and all originals, copies, excerpts and synopses of any files, notes, documents, records, computer disks, printouts, video recordings, audio recordings, correspondence on Company letterhead, communications (including without limitation correspondence, e-mails and text messages) and other methods of storing information which pertain to, relate to, constitute, contain or reference the Company’s business or Confidential Information.

7.     Non-Disparagement. Meyers agrees that he will not take any actions, make any statements, or knowingly cause others to take any actions or make any statements that disparage, derogate, or defame the Company or any other Released Party. Nothing in this Agreement shall prevent Meyers from providing information to or participating in a proceeding before a court, administrative agency, or other governmental body, or as otherwise required by law.

8.     No Disclosure. Meyers agrees to keep the existence and terms of this Agreement confidential, except that Meyers may tell his immediate family, attorneys, and accountants, if any, of the Agreement as needed, but only if any individual he tells about this Agreement agrees to maintain the confidentiality of this Agreement. This Section shall not prohibit disclosure (a) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or (b) as may be ordered by any regulatory agency or court or as required by other lawful process.

9.     Continuing Obligations. Meyers agrees to comply with the sections of his Employment Agreement titled “Restrictive Covenants,” “Confidentiality,” and “Works For Hire” by their terms, as if set forth expressly herein, and acknowledges that his obligations set forth in such sections survive the termination of his employment with the Company.

10.  Non-Admission of Liability. This Agreement is entered into voluntarily by the Parties in order to bring a mutually agreeable resolution to the termination of Meyers’ employment with the Company. This Agreement is not, and shall not in any way be construed as, an admission by the Company of any fault, liability, or wrongdoing of any kind. The Company specifically disclaims on the part of the Company, its respective directors, officers, executives, employees, representatives and agents, any liability to or wrongful acts against Meyers or any other person.

11.  Choice of Law; Venue. This Agreement shall be interpreted, governed by, and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles. Any claims arising out of or relating to this Agreement, the execution of this Agreement, or the waiver of claims in this Agreement shall be brought exclusively in the state courts of New York or, if the jurisdictional prerequisites are met, in the United States District Court for the Southern District of New York; the Parties agree and consent to the jurisdiction of and venue in those courts.

12.  Injunctive Relief. Meyers acknowledges and agrees that any breach of his covenants and other obligations set forth in Sections 5 through 9, inclusive, will cause irreparable harm to the Company that is incapable of calculation and for which monetary damages will be grossly inadequate. Meyers therefore acknowledges and agrees that in the event of a breach or threatened breach of Sections 5 through 9, inclusive, the Company shall be entitled to immediate injunctive or other preliminary or equitable relief, as appropriate and without the requirement to post any bond, in addition to all other remedies available at law and equity. The Company shall be entitled to recover all reasonable attorneys’ fees and costs incurred with respect to any action brought to enforce its rights under this Paragraph 12.

13.  Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Provided, however, that if either of both of the General Release and Waiver in Section 4 or the Covenant Not to Sue in Section 5 are held to be invalid, illegal, or unenforceable, then Meyers acknowledges and agrees that (a) he will be required to enter into a new agreement containing an enforceable release of all legally waivable claims against the Released Parties and a promise to not file any legal proceeding against any of the Released Parties based on such released claims and (b) the Severance Benefits will constitute sufficient consideration for his entering into such new agreement.

14.  Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the Parties and fully supersedes and replaces any and all prior agreements or understandings (whether oral or written) between the Parties pertaining to the subject matter hereof; provided however, that nothing in this Agreement shall impair Meyer’s obligations under the Employment Agreement that survive termination of his employment, as set forth in Section 9 above. The Parties acknowledge and agree that in signing this Agreement, they have not relied upon any representation, promise or inducement that is not expressly set forth in this Agreement. This Agreement may be amended or modified only with the written consent of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15.  Acknowledgments, Consideration and Revocation Period.

a.             Meyers acknowledges and represents that he has carefully read this Agreement, knows its contents, and understands its terms. By signing this Agreement, Meyers acknowledges that he does so same freely and voluntarily, without any compulsion, duress or undue influence from anyone.

b.             Meyers acknowledges that he has been advised in writing (by this Agreement) that he has the right to consult with an attorney of his choosing concerning the legal significance of this Agreement prior to signing it.

c.             Meyers acknowledges that (i) by entering into this Agreement, he is releasing and waiving valuable rights and claims, including specifically, but not limited, any rights and claims that may exist under the ADEA; (ii) the waiver and release of claims set forth in Section 4 and the promise not to sue set forth in Section 5 do not apply to any rights or claims that may arise under the ADEA after the date of execution of this release, nor do they apply to his right to challenge the validity of this Agreement’s waiver and release of claims under the ADEA.

d.             Meyers shall have a period of 21 days from the date on which a copy of this Agreement has been delivered to him to consider whether to sign it and return a signed copy to the Company to Graham Lumsden, CEO in person, by mail, or by email at graham.lumsden@motifbio.com. Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. Meyers acknowledges that if he signs and returns this Agreement before the expiration of the 21-day period, he will have done so knowingly and voluntarily and will have waived the remainder of the 21-day period.

e.             If Meyers signs the Agreement, he then has a period of 7 days following the date of signing (the “Revocation Period”) to revoke his acceptance of the Agreement. Any revocation must be in writing and received by Graham Lumsden, CEO in person, by mail, or by email at graham.lumsden@motifbio.com on or prior to the end of seventh day in order to be effective. A letter of revocation that is not received by the seventh day after Meyers has signed the Agreement will be invalid and will not revoke this Agreement. If no revocation occurs, this Agreement shall become effective on the eighth day after it is signed by Meyers (the “Effective Date”).

16.  Counterparts. This Agreement may be executed in any number of counterparts, which together shall be effective as if they were a single document. Signatures on the Agreement transmitted by email or facsimile copy shall have the same force and effect as original signatures.

WHEREFORE, the Parties to this Agreement, intending to be legally bound, have caused this Agreement to be executed as of the date(s) set forth below.

Pete Meyers		Motif BioSciences lnc.

/s/ Pete Meyers		By:	/s/ Graham G. Lumsden
Graham G. Lumsden
CEO

Date:	1/5/17	Date:	January 5, 2017